Exhibit 10.2
May 1, 2005
Mr. Paul R. Keen
Argo-Tech Corporation
23555 Euclid Avenue
Cleveland, OH 44117-1795
Dear Mr. Keen:
     Reference is hereby made to the agreement dated February 13, 1989 by and between Argo-Tech Corporation (“Argo-Tech”) and yourself.
Argo-Tech proposes that the Agreement be amended as follows:
In the event a “Change in Control” (as hereinafter defined) occurs and you remain employed by Argo-Tech on a full time basis through the effective date of the Change in Control, Argo-Tech shall pay you, in a single lump sum on the effective date of the Change in Control, the amount due under Section 4 of the Agreement. Upon any such payment, the Agreement, including without limitation, Argo-Tech’s obligations under Section 10, shall be cancelled and of no further force and effect.
A “Change in Control” shall have occurred if any of the following events shall occur:
(i)	AT Holdings Corporation (“the Company”) is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of “Voting Stock” (as that term is hereafter defined) of the Company immediately prior to such transaction;

(ii)	A majority of the Company’s Voting Stock is transferred to a corporation or other legal person other than the current holders of the Company’s Voting Stock;

(iii)	The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

(iv)	If there is a report filed on Schedule 13D or 14D-l pursuant to the Securities Exchange Act of 1934 (the “Act”), disclosing that any person (under Section
Argo-Tech Corporation
23555 Euclid Avenue Cleveland, OH 44117-1795 USA
Phone: (216) 692-6000 www.argo-tech.com

Mr. Paul R. Keen
May 1, 2005

13(d)(3) or Section 14(d)(2) of the Act) has become the beneficial owner (under Rule 13d-3) of securities representing 20% or more of the then-outstanding Voting Stock of the Company; or

(v)	The Company shall file a report or proxy statement with the SEC pursuant to the Act disclosing under Item 1 of Form 8-K thereunder or Item 6(e) of Schedule 14A thereunder (or any successor schedule, etc.) that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.
Anything herein to the contrary notwithstanding, a Change in Control shall not be deemed to occur because (A) an entity in which the Company directly or indirectly controls a majority of the voting securities, (B) any Company sponsored employee stock ownership plan or employee benefit plan (or entity holding voting shares pursuant to such plan) or (C) former and current employees of the Company either directly or indirectly or both own a majority of the Voting Stock of the Company.
For the purpose of this Section, a corporation controlled by a corporate holder of Voting Stock shall be deemed to be the same holder of Voting Stock. A legal person with respect to which a holder of Voting Stock could make a “Permitted Disposition” pursuant to Section 3.01 of that certain 1994 Stockholders’ Agreement dated May 17, 1994 among certain of the holders of Voting Stock shall be deemed to be the same holder of Voting Stock.
“Voting Stock” shall mean the Company’s Voting Stock.
     Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.
     If you are in agreement, please so indicate by signing the enclosed copy of this letter and return it to me.

ARGO-TECH CORPORATION
By	/s/ Frances S. St. Clair
Frances S. St. Clair
Its:	Executive Vice President and
Chief Financial Officer
ACCEPTED AND APPROVED

/s/ Paul R. Keen Paul R. Keen